UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STAKOOL, INC.

(Exact name of registrant as specified in its charter)

Nevada	88-0393257
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8640 Philips Highway, Suite 5

Jacksonville, Florida 32256

(Address of principal executive offices, including zip code)

Stakool, Inc. 2012 Incentive Plan

(Full title of the plan)

(904) 425-1209

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Shares, par value $0.00001 per share	220,000,000(2)	$0.0002(4)	$44,000(4)	$6.00

Common Shares previously registered	400,000,000(3)	N/A(3)	N/A(3)	N/A

(1)	This registration statement shall also cover an indeterminate number of additional shares of common stock which become issuable by reason of any stock dividends, stock splits, recapitalizations or similar transactions that result in an increase in the number of outstanding shares of common stock of the registrant, in accordance with Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	This registration statement registers 220,000,000 shares of common stock that are available for issuance under the Stakool, Inc. 2012 Incentive Stock Plan (the “Plan”). Currently, there are 600,000,000 shares of the registrant’s common stock available for issuance under the Plan.

(3)	Previously, the registrant registered 400,000,000 shares of its common stock on a registration statement on Form S-8 (File No. 333-183928) filed with the Securities and Exchange Commission on September 17, 2012 (the “Previous Registration Statement”). Of the 400,000,000 shares registered under the Previous Registration Statement, 375,000,000 shares of common stock have been issued, leaving a balance of 25,000,000 registered shares of the common stock of the registrant that may be issued pursuant to the Previous Registration Statement.

(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the closing price as reported on the OTC Markets on January 22, 2013 of $0.0002 per share.

PART I

INFORMATION REQUIRED IN SECTION 10(a) OF THE PROSPECTUS

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed to register an additional 220,000,000 shares of common stock, par value $0.00001 per share, of Stakool, Inc.(the “Company”) for issuance under the Stakool, Inc. Incentive Stock Plan (the “Plan”). Pursuant to and as permitted under General Instruction E to Form S-8, the Company incorporates by reference into this registration statement, the entire contents of the registration statement on Form S-8 (File No. 333-183928) filed with the Securities and Exchange Commission (the “Commission”) on September 17, 2012.

Item 1. Plan Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to the eligible employees and consultants as specified by Commission Rule 428(b)(1). Such documents need not be and are not filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Stakool, Inc.

8640 Philips Highway, Suite 5

Jacksonville, Florida 32256

Attn: Corporate Secretary

(904) 425-1209

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Stakool, Inc.(the “Registrant”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”),respectively, are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the Commission on April 24, 2012;

(b)	The Registrant’s current reports on Form 8-K and Form 8-K/A, as filed with the Commission on May 15, 2012, July 2, 2012, August 31, 2012 and October 10, 2012, respectively; and

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, as filed with the Commission on May 29, 2012, the Registrant’s Quarterly Report on Forms 10-Q and 10-Q/A for the quarter ended June 30, 2012, as filed with the Commission on August 9, 2012 and September 4, 2012, respectively, and the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, as filed with the Commission on November 13, 2012.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Nothing in this registration statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4. Description of Securities.

We are authorized to issue 4,000,000,000 shares of stock which are designated common stock with $.001 par value per share and 100,000,000 shares of Preferred Stock, par value $0.00001 per share. The Company has designated Series A Preferred, Series B Preferred and Series C Preferred Stock. Series A Preferred Stock were retired by the Company in the 2nd quarter of 2012.

We are authorized to issue 10 shares of Series B Preferred Stock of which one (1) are issued and outstanding. Among other things, each one share of Series B Preferred Stock shall be convertible into the number of shares of Common Stock equal to four times the sum of (i) that certain number of shares of the Company’s Common Stock which are outstanding at the time of conversion, plus (ii) the total number of shares of Series B Preferred Stock and Series C Preferred Stock which are issued and outstanding at the time of conversion.

We are authorized to issue 30,000,000 shares of Series C Preferred Stock of which none are issued and outstanding. Each share of Series C Preferred Stock shall be convertible, at any time, and/or from time to time, into that certain number of shares of the Corporation’s Common Stock, equal to the price of the Series C Preferred Stock, divided by the par value of the Common Stock, subject to adjustment as may be determined by the Board from time to time (the “Conversion Rate”). For the purposes of illustration, assuming a $2.50 price per share of Series C Preferred Stock and a par value of 0.00001 per share of Common Stock, each share of Series C Preferred Stock would be convertible into 250,000 shares of Common Stock. Each one share of Series C Preferred Stock has the equivalent of 10 votes per share.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future declaration of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Naccarato & Associates (the “Firm”), 1100 Quail Street Suite 100, Newport Beach, CA 92660. Certain partners or employees of the Company’s outside counsel may be issued shares of common stock under the Plan from time to time in connection with payment for future legal services to be rendered pursuant to the terms of a written engagement agreement. Neither the Firm, nor any partners or employees have or is to receive a substantial interest direct or indirect in the Registrant, nor are any of them connected with the Registrant other than in their role as outside legal counsel for the Registrant.

Item 6. Indemnification of Directors and Officers.

The Nevada Revised Statutes permit indemnification of directors, officers, employees and agents of a corporation under certain conditions and subject to certain limitations. The Nevada Revised Statutes empower a corporation to indemnify any person who was or is a party or is threatened to be made a part to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or agent of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner the person reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonable entitled to indemnity for such expenses that the court shall deem proper. The Nevada Revised Statutes further provide that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in defense or any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually or reasonably incurred by such person in connection therewith.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Stakool, Inc. 2012 Incentive Stock Plan

5.1	Naccarato & Associates.*

23.1	Consent of Independent Registered Public Accounting Firm Silberstein Ungar, PLLC *

23.2	Consent of Naccarato & Associates (contained in the Opinion filed as Exhibit 5.1).

24.1	Power of Attorney (contained on the signature pages hereto).

*Filed herewith

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this registration statement.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That (A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S–8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of an amendment to a filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, Florida, on January 23, 2013.

STAKOOL, INC.

By:	/s/ Peter Hellwig
Peter Hellwig
Its:	Chief Executive Officer
(Principal Executive Officer, and Principal Accounting Officer)

Each person whose signature appears below hereby constitutes and appoints Peter Hellwig, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:

/s/ Peter Hellwig	January 23, 2013
Peter Hellwig
Chief Executive Officer(Principal Executive Officer, and Principal Accounting Officer)

/s/ Kenji Katayama	January 23, 2013
Kenji Katayama
Director

/s/ Christian Breda	January 23, 2013
Christian Breda
Director